January 24, 1996
Smith Barney Principal Return Fund.
388 Greenwich Street
New York, New York 10013

                   Re:  Rule 24f-2 Notice

Gentlemen:

    In connection with the filing by Smith Barney Principal Return Fund, a Massachusetts business trust (the "Trust"), of a Notice (the "Notice"), pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Act"), for the Trust's fiscal year ended November 30,1996, the undersigned hereby provides the legal opinion required by that Rule.

     In accordance with Rule 24f-2, the Trust has registered an indefinite number of shares of common stock, $0.001 par value, under the Securities Act of 1933, as amended (the "1933 Act"). The purpose of the Notice is to make definite the registration of 6,034,866 shares of the Trust (the "Shares") sold in reliance upon the Rule during the fiscal year ended November 30, 1996.

     The undersigned is Deputy General Counsel of Smith Barney Mutual Funds Management Inc., the Trust administrator, and in such capacity, from time to time and for certain purposes, acts as counsel to the Fund. He has examined copies of the Trust's Declaration of Trust, its By-Laws, resolutions adopted by its Board of Trustees, and such other records and documents as have been deemed necessary for purposes of this opinion. Furthermore, he has examined a Certificate of the Controller of the Trust to the effect that the Trust received the cash consideration for each of the Shares in accordance with the aforementioned organizational documents and resolutions.

     On the basis of the foregoing, and assuming all of the Prospectus in effect at the time of sale, he is of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable. This opinion is for the limited purposes expressed above and should not be deemed to be an expression of opinion as to compliance with the 1933 Act, the 1940 Act or applicable
State "blue sky" laws in connection with the sales of the Shares.


                                        Very truly yours,


                                        Robert Vegliante
                                        Deputy General
                                        Counsel
                                        of Smith Barney
Mutual Funds
Management Inc.